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                                                                     EXHIBIT 5.1

                  [SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]


                               September 19, 2005


American Commercial Lines Inc.
1701 East Market Street
Jeffersonville, Indiana  47130

     Re: 8,250,000 Shares of Common Stock, $.01 par value per share

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-1 (Registration No. 333-126696) of American Commercial Lines Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on July 19, 2005, as amended by Amendment No. 1 thereto filed with the Commission on August 29, 2005, Amendment No. 2 thereto filed with the Commission on September 13, 2005 and Amendment No. 3 thereto filed with the Commission on September 19, 2005 (as so amended, the "Registration Statement"). The Registration Statement relates to the registration of 8,250,000 shares of Common Stock, $.01 par value per share (the "Shares"), of the Company. Of the 8,250,000 Shares, up to 7,500,000 authorized but unissued Shares may be issued, offered and sold by the Company pursuant to the Registration Statement (the "Primary Shares"), and up to 750,000 Shares may be offered and sold by a selling stockholder named in the Registration Statement (the "Secondary Shares").

     We are familiar with the proceedings to date with respect to the proposed offering and sale of the Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

     Based on the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.





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SIDLEY AUSTIN BROWN & WOOD LLP                                           CHICAGO


American Commercial Lines Inc.
September 19, 2005
Page 2



     2. The Primary Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable.

     3. The Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Shares.

     This opinion letter is limited to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by
Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.


                                           Very truly yours,



                                           /s/ Sidley Austin Brown & Wood LLP